Exhibit 99.1

CONTACT:
Robert Travis	Scott Larson
Investor Relations	Press Inquiries
Sycamore Networks, Inc.	Sycamore Networks, Inc.
978-250-3432	978-250-3433
bob.travis@sycamorenet.com	scott.larson@sycamorenet.com

SYCAMORE NETWORKS, INC. REPORTS FOURTH QUARTER AND FISCAL

YEAR 2007 FINANCIAL RESULTS

Company Also Announces Departure of Chief Financial Officer

CHELMSFORD, Mass., September 5, 2007 – Sycamore Networks, Inc. (NASDAQ: SCMR), a leader in intelligent bandwidth management solutions for fixed line and mobile network operators worldwide, today reported its results for the fourth quarter and fiscal year ended July 31, 2007. Revenue for the fourth quarter of fiscal 2007 was $38.0 million, compared with $16.3 million for the fourth quarter of fiscal 2006. Sycamore’s multiservice access product line, added to its portfolio during the first quarter of fiscal 2007, contributed $8.6 million in product revenue for the fourth quarter of fiscal 2007.

Net loss for the fourth quarter of fiscal 2007, on a generally accepted accounting principles (“GAAP”) basis, was $6.1 million, or $(0.02) per share, compared with a net loss of $3.0 million, or $(0.01) per share for the fourth quarter of fiscal 2006. Non-GAAP net income for the fourth quarter of fiscal 2007 was $6.3 million, or $0.02 per fully diluted share, compared with non-GAAP net income of $5.0 million, or $0.02 per fully diluted share for the fourth quarter of fiscal 2006. The reconciliation between net loss on a GAAP basis and net income on a non-GAAP basis is provided in a table immediately following the Unaudited Non-GAAP Consolidated Statements of Operations included with this release.

Revenue for fiscal year 2007 was $156.0 million, compared with $87.4 million for fiscal 2006. Sycamore’s multiservice access product line contributed $29.1 million in product revenue in fiscal 2007.

Net loss for fiscal 2007, on a GAAP basis, was $13.2 million or $(0.05) per share, compared with a net income of $19.4 million or $0.07 per fully diluted share for fiscal 2006. Non-GAAP net income for fiscal 2007 was $26.5 million, or $0.09 per fully diluted share, compared with non-GAAP net income of $32.7 million, or $0.12 per fully diluted share for fiscal 2006. The reconciliation between net income (loss) on a GAAP basis and net income on a non-GAAP basis is provided in a table immediately following the Unaudited Non-GAAP Consolidated Statements of Operations included with this release.

“Sycamore had a solid fourth quarter, and we’re pleased with our revenue and margin performance this past year,” said Daniel E. Smith, Sycamore’s president and chief executive officer. “These results demonstrate continued strength in our intelligent bandwidth management solutions driven by increased capacity requirements from our customers. We believe our founding vision and unparalleled experience in building the world’s largest dynamic, intelligent mesh networks, put us in a strong position to help network operators introduce agility, flexibility, and scalability to accommodate today’s and tomorrow’s revenue generating services.”

The Company also announced today that Richard J. Gaynor, chief financial officer and vice president of finance and administration, will be leaving to pursue another employment opportunity. Mr. Gaynor expects to step down from his position at the end of this month. The Company announced it has begun a search for his successor.

“We would like to thank Rick for his many contributions and hard work during his tenure at Sycamore,” said Daniel E. Smith, president and chief executive officer. “We wish him the best of luck in his future endeavors.”

About Sycamore Networks

Sycamore Networks, Inc. (NASDAQ: SCMR) is a leading provider of intelligent bandwidth management solutions for fixed line and mobile network operators worldwide. From multiservice access networks to the optical core, Sycamore products enable network operators to lower overall network costs, increase operational efficiencies, and rapidly deploy new revenue-generating services. Sycamore’s global customer base includes Tier 1 service providers, government agencies, and utility companies. For more information, please visit www.sycamorenet.com.

Use of Non-GAAP Financial Measures

The Company provides non-GAAP financial data in addition to providing financial results in accordance with generally accepted accounting principles (GAAP). These measures are not in accordance with, or an alternative for GAAP, and may be different from non-GAAP measures used by other companies. The Company believes that the items excluded from the non-GAAP results have one or more of the following characteristics: their magnitude and timing is largely outside of the Company’s control; they are unrelated to the ongoing operation of the business in the ordinary course; they are unusual, and the Company does not expect them to occur in the ordinary course of business; or they are non-operational, non-cash expenses involving stock option grants.

The non-GAAP financial data is provided to enhance the reader’s overall understanding of the Company’s current financial performance and its prospects for the future. Specifically, the Company believes the non-GAAP results provide useful information to both management and investors by excluding certain expense and income items that the Company believes are not indicative of the Company’s core operating results. In addition, since the Company has historically reported non-GAAP results to the investment community, the Company believes the inclusion of non-GAAP numbers provides consistency in its financial reporting. Further, these non-GAAP results are one of the primary indicators management uses for planning and forecasting in future periods. The non-GAAP financial data should be considered in addition to, not as a substitute for or a more appropriate indicator of, operating results, cash flows, or other measures of financial performance prepared in accordance with GAAP.

We wish to caution you that certain matters discussed in this news release constitute forward-looking statements regarding future events that involve risks and uncertainties. Readers are cautioned that actual results or events could differ materially from those stated or implied in forward-looking statements. These risks and uncertainties include, but are not limited to, the findings, including possible tax liabilities and penalties resulting from the audit of certain of the Company’s tax returns by the Internal Revenue Service, risks relating to the formal investigations commenced by the Securities and Exchange Commission and the U.S. Attorney’s office with respect to certain stock options granted by the Company, additional actions and findings that may result from the investigation into such stock options and the accounting therefor, including the restatement of previously issued financial statements, certain purported shareholder derivative actions filed against the Company and certain of its current and former officers and its directors, the Company’s reliance on a limited number of customers, variation in the Company’s quarterly results, industry pricing pressures and competitive factors including new product introductions impacting customer orders, the consolidation of both suppliers and customers in the telecommunications marketplace and general economic conditions. Certain additional risks are set forth in more detail in the section entitled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed by the Company with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Sycamore Networks, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	July 31, 2007	July 31, 2006
Assets

Current assets:
Cash and cash equivalents	$249,262	$169,820
Short-term investments	658,307	674,518
Accounts receivable, net	30,521	14,090
Inventories	21,715	6,013
Prepaids and other current assets	4,062	4,184

Total current assets	963,867	868,625

Property and equipment, net	19,612	7,824
Long-term investments	17,182	140,799
Purchased intangibles, net	11,411	—
Goodwill	20,334	—
Other assets	664	804

Total Assets	$1,033,070	$1,018,052

Liabilities and Stockholders’ Equity

Current liabilities:
Deferred revenue	$9,765	$6,918
Other current liabilities	43,931	32,849

Total current liabilities	53,696	39,767

Long term deferred revenue	4,674	2,579
Long term liability	1,651	—

Total liabilities	60,021	42,346

Common stock	280	279
Additional paid-in capital	2,020,724	2,011,147
Accumulated deficit	(1,047,669)	(1,034,464)
Other equity	(286)	(1,256)

Total stockholders’ equity	973,049	975,706

Total Liabilities and Stockholders’ Equity	$1,033,070	$1,018,052

Sycamore Networks, Inc.

Unaudited Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended		Year Ended
	July 31, 2007	July 31, 2006	July 31, 2007	July 31, 2006
Revenue	$38,040	$16,318	$156,048	$87,395
Cost of revenue	20,385	10,544	88,210	43,942

Gross profit	17,655	5,774	67,838	43,453

Operating expenses:
Research and development	12,533	7,197	45,912	31,377
Sales and marketing	5,902	3,212	23,712	11,690
General and administrative	7,007	3,715	28,684	11,634
Asset impairment	10,713	—	17,268	—
Restructuring	1,486	—	1,486	—
In-process research and development	—	—	12,400	—
Reserve for contingency	—	6,847	—	6,847
Litigation settlement	(2,184)	—	(2,184)	750

Total operating expenses	35,457	20,971	127,278	62,298

Loss from operations	(17,802)	(15,197)	(59,440)	(18,845)

Interest and other income, net	12,197	12,343	47,089	39,063

Income (loss) before income taxes	(5,605)	(2,854)	(12,351)	20,218
Income tax expense	494	139	854	830

Net income (loss)	$(6,099)	$(2,993)	$(13,205)	$19,388

Net income (loss) per share:
Basic	$(0.02)	$(0.01)	$(0.05)	$0.07
Diluted	$(0.02)	$(0.01)	$(0.05)	$0.07

Weighted average shares outstanding:
Basic	279,683	278,859	279,588	277,782
Diluted	279,683	278,859	279,588	281,205

Sycamore Networks, Inc.

Unaudited Non-GAAP Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended		Year Ended
	July 31, 2007	July 31, 2006	July 31, 2007	July 31, 2006
Revenue	$38,040	$16,318	$156,048	$87,395
Cost of revenue	19,924	10,429	86,339	42,991

Gross profit	18,116	5,889	69,709	44,404

Operating expenses:
Research and development	12,139	6,743	44,205	28,962
Sales and marketing	5,806	2,839	21,528	10,407
General and administrative	5,504	3,357	23,265	10,238

Total operating expenses	23,449	12,939	88,998	49,607

Loss from operations	(5,333)	(7,050)	(19,289)	(5,203)

Interest and other income, net	12,197	12,343	47,089	39,063

Income before income taxes	6,864	5,293	27,800	33,860
Income tax expense	530	301	1,297	1,157

Net income	$6,334	$4,992	$26,503	$32,703

Net income per share:
Basic	$0.02	$0.02	$0.09	$0.12
Diluted	$0.02	$0.02	$0.09	$0.12

Weighted average shares outstanding:
Basic	279,683	278,859	279,588	277,782
Diluted	282,972	282,161	282,420	281,205

Sycamore Networks, Inc.

Reconciliation of GAAP to Non-GAAP Net Income

(in thousands, except per share data)

	Three Months Ended		Year Ended
	July 31, 2007	July 31, 2006	July 31, 2007	July 31, 2006
GAAP net income (loss)	$(6,099)	$(2,993)	$(13,205)	$19,388

Stock-based compensation expense:
Cost of revenue	37	115	333	951
Research and development	394	454	1,707	2,415
Sales and marketing	96	373	2,184	1,283
General and administrative	244	358	1,129	1,396

Total stock based compensation expense	771	1,300	5,353	6,045
Asset impairment charge and related inventory commitment charges:
Operating expense	10,713	—	17,268	—
Cost of revenue	327	—	1,441	—
In-process research and development	—	—	12,400	—
Amortization of purchased intangible assets	1,259	—	4,290	—
Reserve for contingencies	(2,184)	6,847	(2,184)	6,847
Restructuring and other asset impairments:
Operating expense	1,486	—	1,486	—
Cost of revenue	97	—	97	—
Litigation settlement	—	—	—	750
Tax effect	(36)	(162)	(443)	(327)

Non-GAAP net income	$6,334	$4,992	$26,503	$32,703